Exhibit 10.2

November 3, 2015

Young Joon Kim

[address omitted]

Dear YJ:

In recognition of your considerable efforts on behalf of MagnaChip Semiconductor, Ltd. (the “Company”) and its affiliates, including MagnaChip Semiconductor Corporation (the “Parent”), and your anticipated future contributions to the Company and its affiliates, the Company has agreed to provide you with severance protection in connection with certain terminations of your employment, under the circumstances and on the terms described in this letter agreement (the “Agreement”).

1. Incentive Equity Awards. You were recently granted an option to acquire 90,610 shares of common stock of the Parent and restricted stock units with respect to 47,250 shares of common stock of the Parent, each pursuant to separate award agreements. In the event of a Change in Control, all outstanding and unvested Parent Incentive Equity (as defined below) held by you shall become vested and, in the case of options, exercisable, as of immediately prior to the occurrence of the Change in Control.

2. Severance Protection. Subject to your compliance with all the terms of this Agreement (including, without limitation, the provisions of Sections 3, 4, 7 and 8 hereof), if a Qualifying Termination (as defined below) of your employment occurs, then you will be entitled to receive the payments and benefits as set forth on Exhibit A attached hereto (such payments and benefits collectively referred to as the “Severance Benefit”). Payment of the Severance Benefit is in lieu of any other severance or separation pay payable to you whether under any employment agreement, offer letter or severance program, plan or policy, applicable law (including law of the Republic of Korea) or other statute, or otherwise. Except as set forth in the preceding sentence, nothing in this Agreement shall prevent or limit your vested benefits in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company. For the avoidance of doubt, nothing in this Agreement shall limit or otherwise affect the rights you may have under any statutory pension under Korean law that has accrued to your account as of the effective date of your separation from the Company.

3. Required Release. Payment of the Severance Benefit is conditioned on your execution and delivery of a general waiver and release of claims in favor of the Company, Parent, their respective subsidiaries and affiliates, their respective predecessors and successors, and all of their respective current and former directors, officers, employees, shareholders, agents and representatives (collectively, the “Released Parties”), in the form attached as Exhibit B hereto (the “Release”), that has become irrevocable and effective in accordance with its terms within sixty (60) days following termination of your employment (the “Release Condition”). If the Release Condition is not satisfied, then you will not receive the Severance Benefit.

4. Restrictive Covenants. You acknowledge and agree that you are subject to and remain bound by the restrictive covenants (including, without limitation, provisions relating to non-competition and confidentiality) (the “Restrictive Covenants”) set forth in your Confidentiality Agreement with the Company, dated as of October 27, 2015, and your Proprietary Information and Invention Assignment Agreement, dated as of April 30, 2013, without regard to whether you become entitled to receive the

Severance Benefit. Notwithstanding any provision in this Agreement to the contrary, if you breach the terms of the Restrictive Covenants, you shall immediately forfeit any and all rights you may have to any unpaid Severance Benefit hereunder and, if requested, you shall repay the Company within sixty (60) days of such request any Severance Benefit previously paid; provided that the foregoing shall not apply unless the Company provides you with written notice of the circumstances it believes constitutes a breach of the Restrictive Covenants within ninety (90) days after it becomes aware of such circumstances; provided further that, if the basis for the alleged breach is curable, then you shall have fifteen (15) days after receipt of such written notice to cure such basis.

5. At-Will Relationship Unchanged; Other Arrangements. You acknowledge that this Agreement is not intended to and shall not constitute a contract of employment and that your employment remains at-will in accordance with your offer letter with the Company, dated April 15, 2013 (the “Employment Offer Letter”). No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as expressly required otherwise by law or the terms of such plan.

6. Definitions. For purposes of this Agreement:

(a) “Base Salary” means your annual base salary as in effect immediately prior to the termination of your employment (or, if clause (i) or (ii) of “Good Reason” is implicated, immediately before any relevant diminution of your Base Salary).

(b) “Cause” means any of the following: (i) your conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude (or, in each case, equivalent crimes in a jurisdiction other than the United States), but excluding traffic violations; (ii) your commission of fraud, embezzlement, misappropriation of funds, or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates; (iii) your refusal to fulfill your duties and responsibilities (other than by reason of death or disability) to the Company or any of its subsidiaries or affiliates; (iv) your violation of any established lawful policy of the Company or any of its subsidiaries or affiliates which has a materially detrimental impact on the financial interests of the Company or any of its subsidiaries or affiliates or the operations of the Company or any of its subsidiaries or affiliates; (v) your material breach of any of the material terms of any material agreement you have with the Company or any of its subsidiaries or affiliates; or (vi) any gross negligence, intentional misconduct, or intentional wrongful act or omission on your part that was a material factor contributing to the Company restating all or a portion of the Company’s financial statements. The Company may terminate your employment for Cause under this Agreement following issuance to you of written notice of the circumstances the Company believes constitutes Cause within ninety (90) days after it becomes aware of such circumstances; provided, that if the basis for termination is curable, then you shall have fifteen (15) days after receipt of such written notice to cure such basis, and if not cured, the Company may terminate your employment for Cause within ninety (90) days after the expiration of such cure period. If, within ninety (90) days subsequent to your termination of employment for any reason other than by the Company for Cause, the Company determines that your employment could have been terminated for Cause, your employment will be deemed to have been terminated for Cause for all purposes, and you will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been payable to you had such termination been by the Company for Cause; provided that the Company’s ability to retroactively determine that your employment could have been terminated for Cause under this sentence will cease upon the occurrence of a Change in Control.

(c) “Change in Control” has the meaning given to such term in the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan; provided, however, that the parties hereby agree that, for purposes of this Agreement only, a sale (other than a sale to one or more subsidiaries or affiliates of the Company) of either (i) assets that represent (A) at least 65% of the Parent’s consolidated annual revenue or (B) at least 65% of the Parent’s consolidated assets or (ii) (A) the Company’s SPG business line or (B) the Company’s Foundry business line, in each case, shall be deemed to constitute a Change in Control.

(d) “Expatriate Benefits” means the expatriate benefits set forth in the Company’s expatriate benefit policy for its executives, as modified from time to time with the approval of the Board of Directors of the Company (the “Board”), or otherwise as in effect as of the date hereof.

(e) “Good Reason” means the occurrence of any of the following without your consent: (i) if upon or following a Change in Control, a diminution in your Base Salary, Target Annual Bonus, grant date value of your annual equity grant (compared with the grant date value of the last annual equity grant you received prior to the Change in Control and, for the avoidance of doubt, excluding any special, nonrecurring or one-time grants) or, if your primary residence is not then located in the United States, the Expatriate Benefits; (ii) if prior to a Change in Control, a diminution in your Base Salary, Target Annual Bonus or, if your primary residence is not then located in the United States, the Expatriate Benefits, other than a diminution of no more than 10% that applies in a similar manner to all members of the senior management of the Company; (iii) the Company’s material breach of any of the material terms of any material agreement between you and the Company or any of its subsidiaries or affiliates (it being understood that failure to timely pay your Base Salary or Target Annual Bonus or, if your primary residence is not then located in the United States, provide the Expatriate Benefits, shall be deemed such a breach); (iv) the relocation of your principal place of employment as of the date hereof by a distance of more than thirty five (35) miles or (v) a material diminution of your title, duties or responsibilities; provided, that no diminution of your title, duties or responsibilities shall be deemed to occur if, following a Change in Control, the equity of the Company (or its successor) is no longer publicly traded but you otherwise retain your title, duties or responsibilities relative to the Company (or its successor). You will not have Good Reason to terminate your employment and receive the Severance Benefit under this Agreement unless you provide the Board with written notice of the circumstances you believe constitutes Good Reason within thirty (30) days after the occurrence of such circumstances. If the Company does not cure within fifteen (15) days after receipt of such written notice, then you may terminate your employment for Good Reason within ninety (90) days after the expiration of such cure period. If you terminate your employment prior to the expiration of the fifteen (15) day cure period or more than ninety (90) days after the expiration of the cure period, you will not be treated as having terminated your employment for Good Reason.

(f) “Qualifying Termination” means either (i) a termination of your employment by the Company or Parent without Cause or (ii) a termination of your employment with the Company or Parent by you for Good Reason. For the avoidance of doubt, a termination of your employment by the Company or Parent for Cause, a termination of your employment as a result of your death or disability or a termination of your employment by you without Good Reason shall not constitute a Qualifying Termination.

(g) “Target Annual Bonus” means your target annual performance bonus, expressed as a percentage of your Base Salary, as in effect immediately prior to the termination of your employment (or, if clause (i) or (ii) of “Good Reason” is implicated, immediately before any relevant diminution of your Target Annual Bonus).

7. Resignation from Other Positions. Upon termination of your employment for any reason, and regardless of whether you continue as a consultant to the Company, you shall automatically resign (unless otherwise agreed by the Company), as of the date of such termination of employment, from any other position or offices you hold with the Company or any of its subsidiaries and affiliates (whether as on officer, director, consultant, trustee or otherwise) and shall take all actions necessary to effectuate the foregoing.

8. Cooperation. You agree that subject to your reasonable availability, during and after your employment by the Company, and without the necessity of the Company obtaining a subpoena or court order, you shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relates to events occurring during your employment (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided that the Company shall reimburse you for reasonable out-of-pocket expenses you incur that are associated with any such cooperation; provided further that any such cooperation occurring after the termination of your employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with your business or personal affairs. Notwithstanding anything herein to the contrary, the preceding cooperation covenant shall not apply to any suit, action, proceeding, investigation, defense or claim that arises out of or relates to a dispute between you and any of the Released Parties.

9. Taxes; Section 409A. The Company may withhold from all amounts payable under this Agreement all federal, state and local taxes that are required to be withheld pursuant to any applicable laws and regulations. It is the intention of the parties that this Agreement comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to be exempt from or comply with Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its subsidiaries or affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C) and if any portion of the payments to be received by you upon your “separation from service” (as defined in Section 409A) would constitute “deferred compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six (6) month period immediately following such separation will instead be paid on the earlier of (a) the first business day of the seventh (7th) month after the date of such separation and (b) the date of your death. In the event that the period of time that you have to review and execute the Release spans a period of two calendar years, then no payment shall be made to you under this Agreement until the second calendar year.

10. Entire Agreement. This Agreement (and, except as noted herein, the Employment Offer Letter, the Confidentiality Agreement and the Proprietary Information and Invention Assignment Agreement referenced in Section 4 hereof) constitute the entire agreement and understanding between you and the Company and its affiliates with respect to the subject matter hereof and supersede all prior agreements and understandings (whether written or oral), between you and the Company or its affiliates, relating to such subject matter; provided that, to the extent there is a conflict between this Agreement and your Employment Offer Letter, this Agreement shall govern.

11. General. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. This Agreement may not be changed except in writing signed by you and the Company, following approval by the Board. You may not assign your rights and benefits under this Agreement except by will or the laws of descent and distribution. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law. Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a state or federal court sitting in Wilmington, Delaware, and the parties hereto specifically consent and submit to the jurisdiction of such state or federal court. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.

12. Disputes. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, the Company shall pay, on an as-incurred basis, fifty percent (50%) of the reasonable fees and cost of your attorneys attributable to such controversy or claim (“Legal Fees”), and the Company further agrees to reimburse you for the remaining fifty percent (50%) of such Legal Fees if you prevail on at least one material issue arising in such controversy or claim. The Company shall bear its own costs and expenses (including attorney’s fees and expenses) incurred in connection with any dispute between the Company (or its successors or assigns) and you arising out of or relating to this Agreement.

13. No Mitigation. Except as otherwise specifically provided herein, you shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as a result of employment by another employer.

- Signature page follows -

Please indicate your acceptance of this Agreement on the terms and conditions set forth in this Agreement by returning a signed copy of this letter to me.

Sincerely,

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Theodore Kim
Name:	Theodore Kim
Title:	Chief Compliance Officer, EVP and General Counsel

Solely for purposes of Section 1 and Item (vii) of Exhibit A: MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore Kim
Name:	Theodore Kim
Title:	Chief Compliance Officer, EVP and General Counsel

Agreed to and Accepted by:

/s/ Young Joon Kim
Young Joon Kim

[Signature page to severance protection agreement]

EXHIBIT A

SEVERANCE BENEFIT

(i) An amount equal to two (2) times Base Salary, payable during the 12-month period following termination of employment in accordance with the normal payroll practices of the Company, with the first installment payable during the sixty (60) day period following your termination of employment but in no event prior to the satisfaction of the Release Condition (which will include any prior installments which were not then paid because the Release Condition had not been satisfied);

(ii) (A) an amount equal to one (1) times Base Salary, or (B) in the event that your termination of employment occurs during the period commencing three (3) months prior to a Change in Control and ending eighteen (18) months following a Change in Control, an amount equal to two (2) times Base Salary, in each case, payable in a single cash lump sum within 30 days following the satisfaction of the Release Condition (which is payable in lieu of any right to receive payment, under any plan, program or arrangement of the Company or any of its subsidiaries or affiliates, of any bonus in respect of the fiscal year in which termination of your employment occurs);

(iii) if you timely file an election to continue health benefits under a medical, dental and/or vision benefit program maintained by the Company (the “Health Benefits”) in accordance with the provisions of COBRA or otherwise, the Company shall pay the portion of your premiums in excess of the amount you would have paid for such Health Benefits as if you had remained employed during the Applicable Period (as defined below). The “Applicable Period” means (x) the 18-month period following the termination of your employment in the event that such termination occurs during the period commencing three (3) months prior to a Change in Control and ending eighteen (18) months following a Change in Control or (y) the 12-month period following the termination of your employment in the event that such termination occurs at any other time. In the event that the provisions of this paragraph would violate any nondiscrimination rules under Section 105(h)(2) of the Code or similar provisions of applicable law or the Company is otherwise unable to subsidize a portion of your Health Benefit premiums, the Company may either (A) make other arrangements for the provision of substantially comparable health benefits at a cost to you no greater than the premium cost you would have paid for the Health Benefits if you had remained employed or (B) reimburse you for the additional costs incurred by you to obtain medical, dental and vision coverage substantially comparable to the coverage provided under the Health Benefits, as it determines in its sole discretion;

(iv) continued provision of the Expatriate Benefits (as if you were still an employed expatriate) as in effect immediately prior to termination of your employment (or, if clause (i) or (ii) of “Good Reason” is implicated, immediately before any relevant diminution of your Base Salary, Target Annual Bonus, or Expatriate Benefits), during the 12-month period following the termination of your employment, or, if earlier, until the date on which your primary residence is relocated back to the United States;

(v) continued reasonable use of the Company’s corporate golf club membership during the 12-month period following the termination of your employment; provided, that if the Company no longer maintains a corporate golf club membership, this Section (v) of Exhibit A shall be of no force or effect;

(vi) repatriation allowance and repatriation expenses in accordance with the Company’s expatriate benefit policy; and

(vii) all outstanding unvested options to purchase stock of the Parent, all (if any) outstanding unvested restricted stock units of the Parent and all (if any) other outstanding unvested equity compensation awards of the Parent and its affiliates (collectively, “Parent Incentive Equity”) held by you as of the termination of your employment shall immediately become vested and exercisable, and all outstanding Parent options held by you shall remain outstanding and exercisable in accordance with their terms until the earlier of (x) the second anniversary of the date of termination of your employment and (y) the regular expiration date of such Parent options (that would have applied if your employment had not terminated).

EXHIBIT B

FORM OF RELEASE

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the letter agreement dated November 3, 2015, between MagnaChip Semiconductor, Ltd. (the “Company) and Young Joon Kim (my “Letter Agreement”).

For and in consideration of the Severance Benefit, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company, Parent and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under national, federal, provincial, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar national, provincial, state, or local laws of the United States, the Republic of Korea or any other jurisdiction. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive the Severance Benefit in accordance with the terms of the Letter Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company or (iii) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (a) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver); or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

I acknowledge that I have been given at least [21]/[45]1 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before [21]/[45] days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to the Severance Benefit unless this Release is effective on or before the date that is 60 days following the date of my termination of employment.

I hereby agree to waive any and all claims to re-employment with the Company or any of its affiliates and affirmatively agree not to seek further employment with the Company or any of its affiliates.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the United States District Court for

[1]

NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release.

Young Joon Kim

Date